Exhibit 10.5

STRATEGIC ADVISOR AGREEMENT

This Strategic Advisor Agreement (this “Agreement”) is made and entered into as of November 1, 2017 (“Effective Date”), by and between aTyr Pharma, Inc. (“Company) and John D. Mendlein, Ph.D. (“Advisor”), an individual.

1.Transition from Employee to Advisor.

1.1Role.  From the Effective Date through December 31, 2017, Advisor will continue as a full-time employee of the Company with the title of “Strategic Advisor”.  For the remainder of calendar year 2017, Advisor will report to the Chief Executive Officer of the Company.  Effective as of January 1, 2018, Advisor will no longer be an employee of the Company and will continue as an advisor to the Company for the Term (defined below).  Effective as of the Effective Date, Advisor hereby resigns as Chief Executive Officer of the Company and all other affiliations that Advisor has with the Company or any of its affiliates, such resignations effective on the Effective Date, other than as the director of Pangu BioPharma Limited (which directorship Advisor will resign upon Company’s request) or an employee, advisor and director of the Company as set forth herein.  Advisor agrees to execute any reasonably requested resignation letters to confirm any such resignations.

1.2Director.  Notwithstanding anything herein to the contrary, Advisor will not resign but will continue as a director on the Board of Directors of the Company (the “Board”) in connection with his transition from Company employee to advisor.

1.3Employment Transition.

(a)Until January 1, 2018, Advisor’s current Amended and Restated Employment Agreement dated December 23, 2015 (the “Employment Agreement”) will govern his employment relationship with the Company (except for the first sentence of Section 1(b) thereof, which is hereby struck as of the Effective Date).  On January 1, 2018, the Employment Agreement will terminate in full, except to the extent set forth herein.  It is understood and agreed that such termination will not give rise to any compensation to Advisor under the Employment Agreement (including, without limitation, Section 4 thereof), except to the extent expressly set forth in this Agreement.

(b)In connection with the ending of Advisor’s employment effective as of December 31, 2017: (i) the Company will pay Advisor’s base salary plus any accrued but unused vacation through that date; (ii) the Company will reimburse Advisor for any outstanding, reasonable business expenses that Advisor has incurred on the Company’s behalf through such date (provided the Company receives appropriate documentation in accordance with the Company’s reimbursement policies); (iii) Advisor’s eligibility to participate in the Company’s health and dental coverage will end on December 31, 2017 (provided Advisor will have an opportunity to continue Advisor’s health, dental and vision insurance pursuant to 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), as set forth below); and (iv) Advisor’s eligibility to participate in any other employee benefit plans and programs of the Company will cease on such date in accordance with the terms and conditions of those plans.

(c)If elected by Advisor, Advisor will continue to receive after December 31, 2017 group health plan benefits to the extent authorized by and consistent with COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Advisor as in effect on December 31, 2017, until the earlier of

Strategic Advisor Agreement

(i) January 1, 2019 and (ii) the date that Advisor becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA.

(d)To receive the rights and benefits described in this Agreement, Advisor is required to execute as of the Effective Date and not revoke this Agreement and the Release Agreement attached as Exhibit A (the “Release”).  Likewise, the Company shall be required to execute as of the Effective Date the Release. Failure to timely execute and not revoke the Release by the Advisor will be ground for termination of this Agreement by the Company for material breach by Advisor pursuant to Section 4.2 and can be cured.  Failure to timely execute and not revoke the Release by the Company will be ground for termination of this Agreement by the Advisor for material breach by Company pursuant to Section 4.2 and can be cured.

2.Compensation during the Term.

2.1Employment.  Through the end of calendar year 2017, Advisor’s compensation will be as provided for in the Employment Agreement.  Advisor will remain eligible to receive, and will be paid by the Company, any cash incentive compensation for Advisor’s employment during calendar year 2017 as determined by the Board (or the compensation committee), as described in Section 2(b) of the Employment Agreement (and without the requirement that Advisor is employed by the Company but rather that this Agreement remains in effect as of the date of payment of such compensation by the Company).

2.2Advisory Fees.  Beginning effective January 1, 2018 and for the remainder of the Term, the Company will pay Advisor advisory fees for services rendered at the rate of (i) Forty Two Thousand and Five Hundred Dollars ($42,500) for each month during calendar year 2018, and (ii) Seven Thousand Five Hundred Dollars ($7,500) for each month for the remainder of the Term.  Fees will be paid in arrears on a monthly basis.  The Company will reimburse Advisor for reasonable expenses incurred in connection with Advisor’s performance of services under this Agreement, provided Advisor promptly provides documentation satisfactory to the Company to support Advisor’s request for reimbursement.

2.3Director.  As a non-employee director of the Board, Advisor will be entitled to receive the cash and equity compensation for service as set forth in the Company’s Non-Employee Director Compensation Policy, as it may amended from time to time (the “Non-Employee Director Compensation Policy”).  Pursuant to the Non-Employee Director Compensation Policy, on January 2, 2018 Advisor will be granted by the Company a non-statutory option to purchase thirty-two thousand (32,000) shares of the Company’s Common Stock (the “Initial Director Option”), which will vest in equal monthly installments during the thirty-six (36) months following January 1, 2018, subject to Advisor’s continued service on the Board.  Advisor will be eligible to receive an annual equity award beginning in 2018 (together with the Initial Director Option, the “Director Options”) in accordance with the Non-Employee Director Compensation Policy.  For the avoidance of doubt, all of the Director Options will only vest subject to Advisor’s continued service on the Board, regardless of whether or not Advisor is providing other services to the Company.

2.4Treatment of Employee Options.

(a)Advisor prior to the Effective Date was granted by the Company certain options to purchase shares of the Company’s Common Stock, as set forth on Exhibit B attached hereto (the “Employee Options”), subject to the terms and conditions, as applicable, of

Strategic Advisor Agreement

the Company’s 2014 Stock Plan (the “2014 Plan”), the 2015 Stock Option and Incentive Plan (the “2015 Plan” and, together with the 2014 Plan, the “Plans”) and the applicable stock option agreements (collectively, the “Existing Stock Agreements”).  For the avoidance of doubt, such Employee Options shall not include that certain performance-based option granted to Advisor on January 4, 2016 with respect to 148,732 shares of the Company’s stock (the “Performance Option”).  Such Performance Option shall continue to be subject to its terms and shall not be modified in any respect by this Agreement.

(b)The parties hereby agree that, notwithstanding anything set forth to the contrary in the Existing Stock Agreements or the Plans, all of the Employee Options to the extent unvested will continue to vest on the same schedule and terms as set forth in each of the applicable Existing Stock Agreements as long as Advisor continues to provide services to the Company either as an employee or as an independent contractor in accordance with the terms of this Agreement; for the avoidance of doubt, Advisor’s service as a director of the Company will not constitute continued service with respect to the vesting of the Employee Options.  The parties agree that any portion of the Employee Options that remain unvested when this Agreement terminates or expires will lapse as of such termination or expiration (subject to any acceleration set forth in Section 4.4), and Advisor will have no further right to any such lapsed portion.

(c)Notwithstanding anything in the Existing Stock Agreements or the Plans to the contrary, all vested Employee Options granted on or after May 6, 2015 (but not before) will remain exercisable (once vested) until the later of (i) the date that is ninety (90) days following the termination or expiration of this Agreement or (ii) the date that is seven (7) months following the resignation of Advisor as a director of the Company; provided that, if Advisor no longer serves on the Company’s Board as a result of the Company’s failure to re-nominate Advisor to the Board, the post-termination exercise period with respect to all such vested Employee Options will expire upon the later of (1) the date that is twelve (12) months following Advisor’s last day as a member of the Company’s Board or (2) the date that is ninety (90) days following the expiration or termination of this Agreement; provided further that, notwithstanding any of the foregoing, in no event will any portion of the Employee Options be exercisable following the applicable expiration date of such Employee Options as set forth in the applicable Existing Stock Agreements or the Plans.  Advisor acknowledges and agrees that the extension of Advisor’s ability to exercise such Employee Options more than ninety (90) days after the end of his employment with the Company will cause any portion of the Employee Options that previously may have been eligible for taxation as an “incentive stock option” under the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed as a non-statutory option under the Code.

(d)If the Company agrees to or undergoes a Change of Control (as defined in the Employment Agreement) while this Agreement remains in effect, all time-based vesting provisions of all unvested Employee Options will accelerate in full and will become fully vested as of the closing of such Change of Control.

(e)To the extent necessary, this Agreement will be deemed to amend the Existing Stock Agreements to put into effect the foregoing terms with respect to the Employee Options.  Apart from the Employee Options, the Performance Option and Director Options, upon execution of this Agreement, Advisor has no other right to or interest in any options to any securities of the Company.

Strategic Advisor Agreement

3.Advisor Services Beginning in 2018.

3.1Independent Contractor Relationship.  From and after January 1, 2018: (i) Advisor’s relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship; (ii) Advisor will not be entitled to any of the benefit plans and programs that the Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave; (iii) Advisor will not be authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Chief Executive Officer of the Company; (iv) Advisor will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority; (v) Advisor will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement; and (vi) the Company will regularly report amounts paid to Advisor in his role as an advisor (and not employee) to the Company by filing a Form 1099‑MISC with the Internal Revenue Service as required by applicable law or regulation.

3.2Services.  Beginning on January 1, 2018 and for the remainder of the Term: (i) Advisor and the Chief Executive Officer of the Company will mutually agree on what services Advisor will provide to the Company during the Term; (ii) in accordance with the Company’s objectives, Advisor will determine the method, details and means of performing the services required by this Agreement; (iii) the Company will have no right to, and will not, control the manner or determine the method of performing Advisor’s services; (iv) Advisor will provide the services for which Advisor is engaged to the reasonable satisfaction of the Company; (v) the Company may suggest to Advisor, from time to time, methods or strategies the Company believes may assist Advisor in the performance of Advisor’s services under this Agreement; and (vi) consistent with Advisor’s independent contractor status, however, Advisor will exercise Advisor’s independent business discretion in determining whether or not to follow the Company’s suggestions.

3.3Workplace, Hours and Instrumentalities.  Beginning on January 1, 2018 and for the remainder of the Term: (i) Advisor may perform the services required by this Agreement at any place or location and at such times as Advisor will determine; and (ii) Advisor agrees to provide all tools and instrumentalities, if any, required to perform the services under this Agreement; provided, however, Company may at its convenience make available to Advisor suitable office space, computer equipment, and the like, to facilitate the efficient rendering of Advisor’s services to Company, and provided further, however, such facilities will be used by Advisor, if at all, at Advisor’s discretion.

3.4Observance of Company Rules.  At all times while on Company’s premises, Advisor will observe Company’s rules and regulations with respect to conduct, health and safety and protection of persons and property.  A copy of such rules and regulations, and any amendments thereto, have been provided to Advisor.

3.5Confidential Information and Noncompetition.  From January 1, 2018 onward, Advisor hereby agrees that Advisor will remain subject to and comply with the provisions of this Section 3.5.

(a)Confidential Information. For purposes of this Agreement, “Confidential Information” means all information of the Company disclosed or made available to

Strategic Advisor Agreement

Advisor. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Advisor in the course of Advisor’s employment or other service relationship with the Company, as well as other information to which Advisor may have access in connection with Advisor’s service relationship. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, “Confidential Information” will not include any information that is generally known in the industry or that becomes known in the industry through sources other than Advisor, or information received by Advisor from a third party not known to him to be under an obligation of confidentiality to the Company. Notwithstanding the foregoing, Advisor may disclose Confidential Information (A) at the express direction of any authorized government entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Advisor, to be disclosed by Advisor in connection with the prosecution of any legal action or proceeding initiated by Advisor against Company or any of its affiliates or the defense of any legal action or proceeding initiated against Advisor in his capacity as an employee, consultant or director of the Company or of any of its affiliates.

(b)Confidentiality. Advisor understands and agrees that Advisor’s service relationship creates a relationship of confidence and trust between Advisor and the Company with respect to all Confidential Information. At all times, both during Advisor’s employment and service relationship with the Company and after its termination, Advisor will keep in confidence all Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be reasonably necessary or useful in the routine performance of Advisor’s duties to the Company.

(c)Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Advisor by the Company or are produced by Advisor in connection with Advisor’s service with the Company will be and remain the sole property of the Company. Advisor will return to the Company all such materials and property as and when requested by the Company. In any event, Advisor will return all such materials and property immediately upon termination of Advisor’s service relationship for any reason, other than one copy for Advisor’s records.

(d)Advisor agrees to communicate to the Company, promptly and fully and to assign to the Company, all inventions, trade secrets, and technical or business innovations, developed or conceived solely by Advisor, or jointly with others, while employed by or otherwise providing services to the Company, which are based on Physiocrine biology (including, for example: (a) small molecules, nucleic acids, antibodies, and other biologics or methods for targeting Physiocrines or their receptors, (b) modulating Physiocrines or their receptor’s activity, expression, secretion or release, (c) diagnostics based on Physiocrines or their receptors, or (d) any new therapeutic and diagnostic opportunities utilizing Physiocrines or their receptors), and either 1) developed on the time of the Company or using Company resources or 2) using Confidential Information. Advisor further agrees to execute all necessary papers and otherwise to assist the Company, at the Company's sole expense, to obtain patents or other legal protection as the Company deems fit, and to assist in perfecting in the Company all rights granted to it

Strategic Advisor Agreement

hereunder. Both the Company and Advisor intend that all original works of authorship created by Advisor while working as an employee of the Company will be works for hire within the meaning of applicable copyright laws and will belong to the Company. Advisor understands that, notwithstanding anything to the contrary herein, this Agreement will not require assignment to the Company of any invention which qualifies fully under the provisions of California Labor Code Section 2870, a copy of which is attached hereto as Exhibit C.

(e)Noncompetition. During the Term, Advisor will not, whether as owner, partner, shareholder, consultant or employee, engage or invest in any Competing Business (as hereinafter defined). Advisor understands that the restrictions set forth in this Section 3.5(e) are intended to protect the Company's interest in its Confidential Information, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" will mean a business directly competitive with any business which the Company or any of its affiliates conducts during Advisor’s employment or service relationship with the Company. Notwithstanding the foregoing, Advisor may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. For the avoidance of doubt, the term "Competing Business" does not include a business or any entity which does not have a focus on any products based on Physiocrine biology.

(f)Advisor's Other Work.  Notwithstanding the foregoing, the Company understands that Advisor will engage in Advisor's Other Work (as defined in the Prior Agreement; including full time employment after 2017).  As part of Advisor's Other Work, the Company acknowledges and agrees that Advisor will among other things be obligated to keep third parties information confidential, to assign inventions to third parties, and to agree to non-compete provisions with third parties.  Advisor will endeavor to keep his work for the Company separate and apart from Advisor's Other Work.

3.6No Conflict of Interest.  During the Term, Advisor will not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with Advisor’s obligations, or the scope of services rendered for the Company, under this Agreement.  Advisor warrants that, to the best of Advisor’s knowledge, there is no other contract or duty on the part of Advisor that conflicts with or is inconsistent with this Agreement.  This Section 3.6 or any other section does not prevent Advisor from performing the same or similar services for clients other than the Company or from entering into full-time employment with another company or organization in any therapeutic field, therapeutic approach or business plan which at a firm level may or may not compete with the Company (subject to Section 3.5(e) above), so long as such services do not directly or indirectly conflict with Advisor’s obligations under this Agreement.

4.Term and Termination.

4.1Term.  This Agreement is effective as of the Effective Date and will continue until January 1, 2022, unless sooner terminated as provided herein (the “Term”).

4.2Termination.  The Company or Advisor may terminate this Agreement upon delivery of written notice to the other party in the event of any material breach of any provision of this Agreement or any Release by such other party, provided, if such breach is capable of being cured, that such default has not been cured within thirty (30) days after written notice thereof is given by the non-defaulting party to the defaulting party specifying the nature of the alleged breach.

Strategic Advisor Agreement

4.3Termination for Convenience.  Either party may terminate this Agreement for convenience effective upon at least thirty (30) days prior written notice to the other party, provided that any such termination may not be made effective before January 1, 2019.

4.4Payment upon Termination.  If the Company elects to have this Agreement terminate under Section 4.3 before January 1, 2020, or the Advisor terminates this Agreement as a result of a material breach of this Agreement by the Company in accordance with Section 4.2 prior to January 1, 2020, then within 30 days following the date of termination of this Agreement (i) the Company will pay to Advisor an amount equal to the fees Advisor would have earned pursuant to Section 2.2 of this Agreement had Advisor continued to provide services through December 31, 2019, and (ii) any unvested portions of the Employee Options will automatically accelerate as of such termination as if the Advisor were to provide services under this Agreement through December 31, 2019 (but not beyond).

4.5Consequences of Termination or Expiration.  Upon termination of this Agreement for any reason, Advisor agrees to cease all work on behalf of the Company and promptly deliver the results to the Company.  Expiration or termination of this Agreement for any reason will not relieve the parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation under this Agreement.  The provisions of this Agreement will survive expiration or termination of this Agreement to the extent necessary to effectuate the terms contained in this Agreement.  All Releases once in effect are hereby irrevocable and perpetual.

4.6Reimbursement of Legal Fees.  The Company will also reimburse the Advisor for all reasonable expenses (including attorney and tax advisor fees) incurred by him in connection with the negotiation and preparation of this Agreement, up to an aggregate maximum of $10,000.

5.General Provisions.

5.1Incorporation of Employment Agreement Provisions.  The provisions of Sections 6 (Section 409A), 8 (Arbitration of Disputes), 9 (Consent to Jurisdiction), 11 through 13 (Withholding, Successor to the Executive, and Enforceability), and 15 through 21 (Waiver, Notices, Amendment, Governing Law, Counterparts, Successor to Company, and Gender Neutral) of the Employment Agreement are hereby incorporated by reference into this Agreement (with (i) appropriate changes to refer to this Agreement and Advisor instead of the Employment Agreement and “Executive” thereunder, respectively, and (ii) reference in “Northern” in Section 9 thereof and “Sixth” in Section 18 thereof hereby changed to “Southern” and “Ninth”, respectively).

5.2Permitted Disclosures.  Advisor understands that nothing contained in this Agreement limits Advisor’s ability to communicate with any federal, state or local governmental agency or commission, including, without limitation, to provide documents or other information, without notice to the Company.  Advisor also understands that nothing in this Agreement limits Advisor’s ability to share compensation information concerning Advisor or others, except that this does not permit Advisor to disclose compensation information concerning others that Advisor obtains because the Advisor’s past or future responsibilities require or allow access to such information.  Advisor understands that pursuant to the federal Defend Trade Secrets Act of 2016, Advisor will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state, or local

Strategic Advisor Agreement

government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.3Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, other than for the Employment Agreement until January 1, 2018, the Existing Stock Agreements (as amended by this Agreement), the Director Options, the Releases, the provisions of the Employment Agreement and Prior Agreement expressly incorporated herein, and the Advisor’s Indemnification Agreement with the Company.

IN WITNESS WHEREOF, the parties have made this Strategic Advisor Agreement effective on the Effective Date.

“Company” aTyr Pharma, Inc., a Delaware corporation By: /s/ Nancy Denyes Krueger Name: Nancy Denyes Krueger Title: VP Legal Affairs and Secretary	“Advisor” John D. Mendlein, Ph.D. By: /s/ John D. Mendlein Name: John D. Mendlein, Ph.D.
Date: 11/1/17	Date: 20171101

EXHIBIT A

MUTUAL STANDARD RELEASE AGREEMENT

RELEASE AGREEMENT

I, John D. Mendlein, Ph.D., (“Employee”) enter into this Release Agreement (this “Release Agreement”) pursuant to Section 1.3(d) of the Strategic Advisor Agreement between aTyr Pharma, Inc., a Delaware corporation (the “Employer”) and me dated November 1, 2017 (the “Strategic Advisor Agreement”), based on that certain Amended and Restated Employment Agreement dated December 23, 2015 (the “Employment Agreement”).  I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to the payments and benefits made available to me pursuant to the Strategic Advisor Agreement.  I therefore agree to the following terms:

1.Employee Release of Claims.  Employee voluntarily releases and forever discharges the Employer, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Employee signs this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to my employment by the Employer and/or any affiliate of the Employer and the termination of my employment;
•	of wrongful discharge;
•	of breach of contract;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of any form of discrimination or retaliation that is prohibited by the California Fair Employment and Housing Act;

•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits (except for such wages, bonuses, incentive compensation, stock, stock options, vacation pay or other compensation or benefits otherwise due to me under the Employment Agreement or the Strategic Advisor Agreement); and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

Employee agrees that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under the Employment Agreement (as modified by the Strategic Advisor Agreement), under any ongoing Company benefit plans, for indemnification under any indemnification agreement, the Company’s Bylaws or applicable law, under the Strategic Advisor Agreement, or under the Existing Stock Agreements (as amended by the Strategic Advisor Agreement) or the Director Options.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company; my release of claims herein bars me from recovering such monetary relief from the Company).

I agree that I will not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release Agreement.  I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Release Agreement.

2.Ongoing Obligations.  I reaffirm my ongoing obligations under the Strategic Advisor Agreement.

3.No Assignment.  I represent that I have not assigned to any other person or entity any Claims against any Releasee.

4.Right to Consider and Revoke Agreement.  Employee acknowledges that Employee has been given the opportunity to consider the Strategic Advisor Agreement and this Release Agreement for a period of twenty-one (21) days from the date when it is tendered to me.  In the event that I executed the Strategic Advisor Agreement and this Release Agreement within less than twenty-one (21) days, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider the Strategic Advisor Agreement and this Release Agreement until the end of the twenty-one (21) day period.  To accept the Strategic Advisor Agreement and this Release Agreement, I will deliver a signed Strategic Advisor Agreement and Release Agreement to the Employer’s General Counsel within such twenty-one (21) day period; provided that I acknowledge that the Employer may change the designated recipient by notice.  For a period of seven (7) days from the date when I execute the Strategic Advisor Agreement and this Release Agreement (the “Revocation Period”), I will retain the right to revoke the Strategic Advisor Agreement and this Release Agreement by written notice that is received by the Employer’s General Counsel or other Employer-designated recipient on or before the last day of the Revocation Period.  The Strategic Advisor Agreement and this Release Agreement will take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence.  If those conditions are satisfied, the Strategic Advisor Agreement and this Release Agreement will become effective and enforceable on the date immediately following the last day of the Revocation Period.

5.California Civil Code Section 1542.  Employee and the Employer acknowledge having been advised to consult with legal counsel and being familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee and the Employer, being aware of said code section, expressly agree to waive any rights either of us may have thereunder, as well as under any other statute or common law principles of similar effect.

6.Employer Release of Claims.  By signing below, the Employer voluntarily releases and forever discharges John D. Mendlein generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when it signs this Release, the Employer has, ever had, now claims to have or ever claimed to have had against him.  The Employer agrees that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under the Employment Agreement (as modified by the Strategic Advisor Agreement) or the Strategic Advisor Agreement.  The Employer agrees not to seek or accept damages of any nature, or other equitable or legal remedies for its own benefit, attorney’s fees, or costs with respect to any Claim released by this provision.  The Employer represents that it has not assigned to any third party and has not filed with any agency or court any claim released by this provision.

7.Other Terms.

(a)Legal Representation; Review of Agreement.  I acknowledge that I have been advised to discuss all aspects of the Strategic Advisor Agreement and this Release Agreement with my attorney, that I have carefully read and fully understand all of the provisions of the Strategic Advisor Agreement and this Release Agreement and that I am voluntarily entering into the Strategic Advisor Agreement and this Release Agreement.

(b)Binding Nature of Agreement.  This Release Agreement will be binding upon me and upon my heirs, administrators, representatives and executors.

(c)Amendment.  This Release Agreement may be amended only upon a written agreement executed by the Employer and me.

(d)Severability.  In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Release Agreement will not be affected thereby and the illegal, invalid or unenforceable term or provision will be severed from the remainder of this Release Agreement.  In the event of such severance, the remaining covenants will be binding and enforceable.

(e)Governing Law and Interpretation; Arbitration.  This Release Agreement will be deemed to be made and entered into in the State of California, and will in all respects be interpreted, enforced and governed under the laws of the State of California, without giving effect to the conflict of laws principles of such State.  The language of all parts of this Release Agreement will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Employer or Employee.  The provisions of Sections 8 and 9 of the Employment Agreement are hereby incorporated by reference into this Release Agreement (with (i) appropriate changes to refer to this Release Agreement and Employee instead of the Employment Agreement and “Executive” thereunder, respectively, and (ii) reference in “Northern” in Section 9 thereof hereby changed to “Southern”).

(f)Definitions.  Capitalized terms used, but not defined, herein are defined in the Strategic Advisor Agreement or the Employment Agreement.

(g)Entire Agreement; Absence of Reliance.  The parties acknowledge that they are not relying on any promises or representations by the Employer or Employer or any of its agents, representatives or attorneys regarding any subject matter addressed in the Strategic Advisor Agreement or this Release Agreement.

So agreed.

/s/ John D. Mendlein	201711
John D. Mendlein, Ph.D.	Date

“The Employer”

aTyr Pharma, Inc., a Delaware corporation

By: /s/ Nancy Denyes Krueger	11/1/17
Name: Nancy Denyes Krueger	Date
Title: VP Legal Affairs and Secretary

EXHIBIT B

EMPLOYEE OPTIONS

Grant Date	Number of Shares	Exercise Price
3/16/2011	50,979	$0.72
3/16/2011	42,228	$0.72
9/13/2012	137,871	$0.88
6/28/2013	119,214	$4.06
3/5/2014	25,144	$4.06
4/17/2015	125,720	$9.15
5/6/2015	163,437	$14.00
10/1/2015	71,000	$10.24
1/27/2016	135,000	$6.14
2/7/2017	185,000	$3.30

B-1

EXHIBIT C

CALIFORNIA LABOR CODE

§2870. Application of provision providing that employee will assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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